Exhibit 99.1

PRESS RELEASE

Tranzyme Pharma and Norgine Announce Top-line Data from ULISES 008, the Second of Two Phase 3 Pivotal Trials Evaluating Ulimorelin

RESEARCH TRIANGLE PARK, N.C. and AMSTERDAM, NETHERLANDS (May 25, 2012) — Tranzyme Pharma (NASDAQ: TZYM) and Norgine B.V. today announced top-line results of the primary analysis of ULISES 008, the second of two Phase 3 pivotal trials evaluating ulimorelin in post operative ileus.  Consistent with the ULISES 007 data released in March 2012, ULISES 008 did not meet the primary and secondary endpoints as there was no statistical difference between the ulimorelin and placebo groups. The two trials were identical in design and population.

ULISES 008 was a double-blind, multinational, placebo-controlled study to evaluate ulimorelin in accelerating GI recovery in subjects who had undergone partial bowel resection. The study was designed to randomize approximately 330 patients to once-daily IV administration of either 160 or 480 micrograms/kg of study drug, or placebo. The primary endpoint was the time to recovery of GI function as defined by the time from the end of surgery to GI2. GI2 is defined as the later of first bowel movement and tolerance of solid food.

“These results confirm the findings of the earlier ULISES 007 study and support our earlier decision to stop all NDA activities for ulimorelin,” said Franck S. Rousseau, M.D., Chief Medical Officer, Tranzyme Pharma. “Tranzyme is now focusing its development efforts on TZP-102, an oral ghrelin agonist in Phase 2b for the treatment of diabetic gastroparesis. Diabetic gastroparesis is a chronic upper GI motility disorder and since the preponderance of ghrelin receptors are located in the upper GI tract, we believe TZP-102 is well suited for this indication. Top-line results from the Phase 2b trial are expected by the end of the year.”

About Tranzyme Pharma

Tranzyme Pharma is a late-stage biopharmaceutical company focused on discovering, developing and commercializing novel, mechanism-based therapeutics for the treatment of upper gastrointestinal (GI) motility disorders. While approximately 40 percent of people in the U.S. are affected by these persistent and recurring conditions which disrupt the normal movement of food throughout the GI tract, currently there are a limited number of safe and effective treatment options. Tranzyme is developing TZP-102, an oral ghrelin agonist for treating the symptoms associated with chronic upper GI motility disorders. This product candidate targets a significant underserved market. Enrollment in a multinational, Phase 2b trial is ongoing; top-line data are expected by year-end 2012. By leveraging its proprietary drug discovery technology, Tranzyme is committed to pursuing first-in-class medicines to address areas of significant unmet medical needs.

Further information about Tranzyme Pharma can be found on the Company’s web site at www.tranzyme.com.

About Norgine

Norgine is an independent, successful European specialty pharmaceutical company that has been established for over 100 years and has a presence in all major European markets. In 2011, Norgine’s net product sales were €250 million. The Company employs over 1,000 people. Norgine’s focus is the development and marketing of pharmaceutical products that address significant unmet clinical needs in therapeutic areas such as gastroenterology, hepatology and supportive care. The Company currently markets a range of products in various markets in its key therapeutic areas e.g., MOVICOL® for the treatment of constipation and faecal impaction, MOVIPREP® a bowel cleansing preparation, KLEAN-PREP® for bowel preparation prior to colonoscopy, XIFAXAN® for the treatment of travellers diarrhoea and ORAMORPH® for the treatment of moderate to severe pain associated with cancer. Norgine is active in research and development and currently has products in various stages of clinical development. Norgine manufactures most of its own products in Hengoed, UK and Dreux, France. For more information: www.norgine.com

Forward-Looking Statements

Statements in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, including the timing of completion of enrollment in our Phase 2b clinical trial of TZP-102, release of data for our clinical trials and the effectiveness of our treatments, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. Further information on these and other factors that could affect the company’s financial results is contained in our public filings with the Securities and Exchange Commission (SEC) from time to time, including our Form 10-K which was filed with the SEC on February 29, 2012, and on Form 10-Q filed with the SEC on May 11, 2012. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Tranzyme Contacts

Corporate Inquiries:
Susan Sharpe
Director, Corporate Communications
(919) 328-1109
ssharpe@tranzyme.com

Investor Inquiries:
David Carey
Lazar Partners, Ltd.
(212) 867-1768
dcarey@lazarpartners.com

Norgine Contact

Julie Hornby Winfield

Global Corporate Communications Manager

+44 (0) 1895 826600

jhornbywinfield@norgine.com